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Exhibit 10.13

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into on September 29, 1999 by and between Alan I. Edrick, an individual ("Executive"), and North American Scientific, Inc., a Delaware corporation (the "Company").

        1.    Employment by the Company and Term.

        (a)  Full Time and Best Efforts. Subject to the terms set forth herein, the Company agrees to employ Executive as Chief Financial Officer, and in such other executive capacities as may be requested from time to time by the Board of Directors of the Company or a duly authorized committee thereof, and Executive hereby accepts such employment. Executive shall render such other services for the Company and corporations controlled by, under common control with or controlling, directly or indirectly, the Company, and to successor entities and assignees of the Company ("Company's Affiliates") as the Company may from time to time reasonably request and as shall be consistent with the duties Executive is to perform for the Company and with Executive's experience. During the term of his employment with the Company, Executive will devote his full time and use his best efforts to advance the business and welfare of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder.

        (b)  Duties. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his position, consistent with the Bylaws of the Company and as reasonably required by the Company's Board of Directors (the "Board").

        (c)  Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

        (d)  Term. This Agreement will commence on the Effective Date and will continue until terminated as provided in Section 6 below ("Term"). The Executive acknowledges that certain provisions of this Agreement, including without limitation Sections 7 and 8, survive termination of employment and termination of this Agreement.

        2.    Compensation and Benefits.

        (a)  Salary. Executive shall receive for services to be rendered hereunder a salary at the rate of One Hundred and Fifty Thousand dollars ($150,000) per annum payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company's salaried employees (the "Base Salary"). The Base Salary will be reviewed by and shall be subject to adjustment at the discretion of the Chief Executive Officer of the Company and/or the Compensation Committee of the Board each year during the term of Executive's Employment.

        (b)  Participation in Benefit Plans. During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Company shall not terminate such benefits without providing Executive 30 days notice of the termination of such benefits as described herein. Executive shall also participate in all fringe benefits offered by the Company to any of its executives.

        (c)  Vacation. Executive shall be entitled to a period of annual vacation time equal to four (4) weeks per twelve month period, to accrue pro rata during the course of each such twelve month period. The days selected for Executive's vacation must be mutually and reasonably agreeable to Company and Executive. In no event shall Executive's total accrued vacation exceed six (6) weeks.

When Executive's total accrued vacation reaches the maximum of six (6) weeks, Executive will stop accruing any further vacation and will only resume accruing vacation when and to the extent the Executive's total accrued vacation is reduced below the maximum of six (6) weeks.

        3.    Bonuses.

        (a)  Annual Bonuses. Beginning on the Execution Date of this Agreement through the Agreement's Termination Date, Executive will be eligible to receive a bonus ("the "Annual Bonus"). Executive will be deemed to have earned his bonus in full on October 31 of the Company's fiscal year with respect to which the bonus is determined and paid (the "Measuring Year"), regardless of the date of determination or payment of the bonus. The amount of the bonus will be determined pursuant to the terms of this Agreement by the Board on or about the January 15 following the last day of the Measuring Year. The Annual Bonus will be based on Performance Goals approved by the Board and established by the Board in consultation with the Chief Executive Officer ("CEO") and the Executive. The Executive shall be entitled to an Annual Bonus of not less that 20% of his Base Salary if the Company meets or exceeds the Performance Goals established for the previous measuring year.

        (b)  Other Bonus Plans. From time to time, the CEO or the Board may, in their discretion, institute supplementary bonus plans or stock option plans, for which Executive may be eligible. The terms of such bonus shall be determined by the applicable bonus plan. No such bonus plan may alter or rescind Executive's rights under this Agreement without Executive's written consent.

        4.    Stock Options. The Company will grant Executive certain incentive and non-qualified stock options ("Options") in accordance with the Company's annual stock option grant.

        5.    Reasonable Business Expenses and Support. Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder. Executive shall be furnished reasonable office space, assistance and facilities.

        6.    Termination of Employment. The date on which Executive's employment by the Company ceases, under any of the following circumstances, shall be defined herein as the "Termination Date."

        (a)  Termination for Cause.

          (i)    Termination; Payment of Accrued Salary and Vacation. The Board may terminate Executive's employment with the Company at any time for Cause, immediately upon notice to Executive of the circumstances leading to such termination for Cause. In the event that Executive's employment is terminated for Cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, which in this event shall be the date upon which notice of termination is given. The Company shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise nor to make any payment in lieu of notice.

          (ii)  Definition of Cause. "Cause" means the occurrence or existence of any of the following with respect to Executive, as determined by a majority of the disinterested directors of the Board: (a) unsatisfactory performance of Executive's duties or responsibilities as determined by the Company's Board of Directors, provided that the Company has given Executive written notice specifying the unsatisfactory performance of his duties and responsibilities, which remains uncorrected by the Executive after the lapse of 30 days following the receipt of the written notice; (b) a material breach by Executive of any of his material obligations hereunder which remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof; (c) a material breach by the Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given the Executive written notice thereof; (d) the repeated material breach by the Executive of any material duty referred to in clause (b) or (c) above as to which at least two (2) written notices have been given pursuant to such clause (b) or (c); (e) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates; (f) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving theft or fraud; (g) intentional infliction of any damage of a material nature to any property of the Company or any of its Affiliates; or (h) the repeated non-prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non-controlled substance which, in any case described in this clause, the Board reasonably determines renders the Executive unfit to serve in his capacity as an officer or employee of the Company or its Affiliates.

        (b)  Control Termination. The term "Control Termination" shall mean a termination of this Agreement by the Company or the Executive 90 days prior to a "change in control" of the Company or a termination by the Executive within 90 days after a "change in control" of the Company upon the occurrence of any of the following events:

          (i)    a change in the nature or scope of Executive's authority or duties or a reduction in Executives total compensation from that provided by the Company immediately prior to the change in control; or

          (ii)  the relocation of the Company's principal executive offices outside the Los Angeles, California metropolitan area.

        In the event of a Control Termination, Executive will be entitled to a severance payment equal to three times the sum of (a) the Executive's then Base Salary, (b) the highest Bonus awarded to the Executive in any of the three years immediately prior to the termination year, and (c) an amount equal to the highest Black-Scholes value (determined as of the grant date) of any grant of options made to Executive in the year prior to the Change in Control, which shall be paid, in the sole discretion of the Company, in a lump sum within 30 days of the date of the Control Termination or as salary continuation over a one year period. In addition, any unvested Options granted to Executive shall immediately vest as of the Termination Date. In the event any payments made in connection with the Control Termination would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the Company will "gross-up" the Executive's compensation for all such excise taxes and any federal, state and local income tax applicable to such excise tax, penalties and interest thereon.

        The term "change in control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the Regulation 14A promulgated under the Securities and Exchange Act of 1934 (the "Act") or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Act which serve similar purposes; provided that, without limitation,

          (iii)  such a change in control shall be deemed to have occurred if and when either (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote with respect to the election of its Board of Directors or (b) as the result of the foregoing transaction or events, individuals who were members of the Board of Directors of the Company immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event, and

        (c)  Termination Upon Disability. The Company may terminate Executive's employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position with reasonable accommodation. After the Termination Date, which in this event shall be the date upon which notice of termination is given, the Executive shall receive the accrued portion of any salary, vacation and bonus hereunder through the Termination Date, less standard withholdings for tax and social security purposes, payable, in the case of a bonus, upon such date or over such period of time which is in accordance with the applicable bonus plan. In addition, Executive will be entitled to a severance payment in the gross amount equal to six (6) month's Base Salary to be paid, in the sole discretion of the Company, in a lump sum within 30 days of the date of the Termination or as salary continuation over a six month period. In addition, any unvested Options granted under Section 4 of this Agreement, any previously granted options or that may hereafter be granted to Executive shall immediately vest as of the date of the Termination.

        (d)  Termination Without Cause. The Company may terminate Executive's employment at any time for other than cause or disability, pursuant to the following termination payment requirements. In the event that Executive's employment is terminated by the Company other than pursuant to paragraphs 6(a), (b) or (c), the Company shall pay Executive as severance an amount equal to two (2) times the sum of (a) the Executive's then Base Salary, (b) the highest Bonus awarded to the Executive in any of the three years immediately prior to the termination year, and (c) an amount equal to the highest Black-Scholes value (determined as of the grant date) of any grant of options made to Executive in the year prior to the Termination Date, which shall be paid, in the sole discretion of the Company, in a lump sum within 30 days of the Termination Date or as salary continuation over a one year period. In addition, any unvested Options granted to Executive shall immediately vest as of the Termination Date.

        (e)  Benefits Upon Termination. All benefits provided under paragraph 2(b) hereof shall be extended, at Executive's election and cost, to the extent permitted by the Company's insurance policies and benefit plans, for one year after Executive's Termination Date, except (a) as required by law (e.g., COBRA health insurance continuation election) or (b) in the event of a termination described in paragraph 6(a).

        (f)    Termination Upon Death. If Executive dies prior to the expiration of the term of this Agreement, the Company shall (i) continue coverage of Executive's dependents (if any) under all benefit plans or programs of the type listed above in paragraph 2(b) herein for a period of six (6) months, and (ii) pay to Executive's estate the accrued portion of any salary, vacation and bonus through the Termination Date, less standard withholdings for tax and social security purposes, payable, in the case of a bonus, upon such date or over such period of time which is in accordance with the applicable bonus plan.

        (g)  Voluntary Termination. Executive shall have the right to terminate his employment with the Company at any time. A voluntary termination shall mean a termination of employment by Executive at his own initiative, other than a termination due to death or disability or a Control Termination, and shall have the same consequences as provided in Section 6(a) for a termination for Cause.

        7.    Proprietary Information Obligations.

        During the term of employment under this Agreement, Executive will have access to and become acquainted with the Company's and the Company's Affiliates' confidential and proprietary information, including, but not limited to, information or plans regarding the Company's and the Company's Affiliates' customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively "Proprietary Information"). Executive shall not disclose any of the Company's or the Company's Affiliates' Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or the Company's Affiliates, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company or the Company's Affiliates, as the case may be, and shall not be removed from the premises of the

Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment; provided, however, that Executive may retain copies of documents reasonably related to his interest as a shareholder and any documents that were personally owned, which copies and the information contained therein Executive agrees not to use for any business purpose. Notwithstanding the foregoing, Proprietary Information shall not include (i) information which is or becomes generally public knowledge or public except through disclosure by the Executive in violation of this Agreement and (ii) information that may be required to be disclosed by applicable law.

        8.    Miscellaneous.

        (a)  Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of two days following personal delivery (including personal delivery by telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below:

      To the Company:

      North American Scientific, Inc.
      Attn: L. Michael Cutrer
      Telecopier No: 818-734-8607

      To Executive:

      North American Scientific, Inc.
      Attn: Alan Edrick
      Telecopier No: 818-734-8675

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

        (b)  Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

        (c)  Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

        (d)  Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

        (e)  Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

        (f)    Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

        (g)  Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without giving effect to principles of conflicts of law.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date it is last executed below by either party.

ALAN EDRICK

NORTH AMERICAN SCIENTIFIC, INC.

By:	Title: Chief Executive Officer

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